Exhibit 99.1

    Transbotics Appoints Croft, Packer and Kennington to Board of Directors

     CHARLOTTE, N.C.--(BUSINESS WIRE)--July 26, 2007--Transbotics Corporation, (OTCBB: TNSB) (www.transbotics.com), announced that its board of directors had increased the number of the whole board of directors by three and appointed the following individuals to the board :

     -- Mr. Neville Croft , shareholder, Vice President AutoMotion division of Transbotics

     --   Mr. Anthony Packer, shareholder, businessman, sports commentator

     --   Mr. Curt Kennington, shareholder, retired businessman

     They will hold office until the next election of directors by the stockholders.

     "We are delighted to have all three join our team," said Bruce Wise, Chairman of the Board of Directors. "All of these men are shareholders in our Company and have a very strong business acumen. It will be a great asset to Transbotics to be able to tap into their business backgrounds. This is just the kind of experience and knowledge Transbotics needs in the years to come to continue our growth plans."

     For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The Company designs, integrates, manufactures, installs and supports automation solutions that efficiently move products and materials in the work place through technologies such as AGVs, robotics, conveyors, palletizers and related products.

     Transbotics provides flexible, automated transportation solutions to a variety of industries, including automotive (tier one supplier), aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

     This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.


     CONTACT: Transbotics Corporation
              Claude Imbleau, 704-362-1115, ext. 200
              President